UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 18, 2019

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code)	(773) 304-5050

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2019, the Board of Directors (the "Board") of Lawson Products, Inc. (the “Company”) appointed Mr. J. Bryan King as Chairman of the Board of the Company. Mr. King was elected to the Board in 2017 and is a principal of Luther King Capital Management which along with its affiliates, owns approximately 48% of the outstanding shares of the Company. Mr. King is also the Managing Partner of LKCM Headwater Investments.

Additionally, on March 18, 2019 the Board appointed Mark F. Moon and Charles D. Hale to fill vacant seats on the Board created with the resignations of Ronald B. Port M.D. and James S. Errant effective January 19, 2019.

Mr. Moon has served as an operating partner for LKCM Headwater Investments and President of MFM Advisory Services since 2016 and as operating partner for Bertram Capital since 2018. Previously, Mr. Moon served for more than thirty years in a variety of leadership roles with Motorola Solutions, Inc., including President, from 1985 until 2016. Additionally, Mr. Moon has served as a member of the Board of Directors for BearCom LLC since 2016 and also serves on the Board of Directors for TestEquity LLC.

Mr. Hale has served as an operating partner for LKCM Headwater Investments, Executive Vice Chairman of Test Equity, Inc. and as a member of the Board of Directors at Applied System Technologies since 2017, and as Chairman of Liquid Technologies, Inc. since 2016. Mr. Hale has over 18 years of experience at FCX Performance and served as President from 2008 to 2015 and as President and Chief Executive Officer from 2015 to 2018 after serving as Chief Financial Officer for nearly 11 years.

Mr. Moon will be nominated by the Board for reelection at the Company’s annual shareholders meeting on May 14, 2019 to serve an additional three-year term. Mr. Hale will serve as director until the Company's 2020 shareholder meeting when his term will be subject to shareholder approval for an additional three-year term. At this time, Mr. Moon and Mr. Hale have not been named to any of the Board committees.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Date:	March 22, 2019	By: /s/ Neil E. Jenkins
Name: Neil E. Jenkins
Title: Executive Vice President, Secretary and General Counsel